Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Preliminary Prospectus Supplement dated

April 14, 2020 and the Prospectus dated December 22, 2017

Registration No. 333-222241-213

Charter Communications Operating, LLC

Charter Communications Operating Capital Corp.

$1,600,000,000 2.800% Senior Secured Notes due 2031 (the “2031 Notes”)

$1,400,000,000 3.700% Senior Secured Notes due 2051 (the “2051 Notes”)

April 14, 2020

Pricing Term Sheet dated April 14, 2020

to the
Preliminary Prospectus Supplement dated April 14, 2020

(the “Preliminary Prospectus Supplement”)
of Charter Communications Operating, LLC and Charter Communications Operating Capital Corp.

(the “Issuers”)

This Pricing Term Sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement.

The information in this Pricing Term Sheet supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement.

Terms Applicable to the 2031 Notes

Issuers:	Charter Communications Operating, LLC and Charter Communications Operating Capital Corp.
Principal Amount:	$1,600,000,000
Title of Securities:	2.800% Senior Secured Notes due 2031
Final Maturity Date:	April 1, 2031
Coupon:	2.800%
Benchmark Treasury:	1.500% due February 15, 2030
Benchmark Treasury Price and Yield:	107-04; 0.747%
Spread to Benchmark Treasury:	+210 basis points

This Pricing Term Sheet is qualified in its entirety by reference to the
Preliminary Prospectus Supplement.

Yield to Maturity:	2.847%
Issue Price:	99.561%, plus accrued and unpaid interest, if any, from April 17, 2020
Interest Payment Dates:	April 1 and October 1
Record Dates:	March 15 and September 15
First Interest Payment Date:	October 1, 2020
CUSIP Number:	161175 BU7
ISIN Number:	US161175BU77
Optional Redemption:

Prior to the Par Call Date (as defined below), the 2031 Notes will be redeemable, in whole or in part, at the Issuers’ option, at any time or from time to time, on at least 10 days’ but not more than 30 days’ prior notice to each Holder of the 2031 Notes to be redeemed, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium (as defined below) plus accrued but unpaid interest to but excluding the redemption date (subject to the rights of Holders of the 2031 Notes on a record date to receive the related interest payment on the related interest payment date).

“Applicable Premium” means with respect to a Note the greater of (A) 1.0% of the principal amount of such Note and (B) on any redemption date, the excess (to the extent positive) of:

(a) the present value at such redemption date of (i) 100% of the principal amount of such Note on the Par Call Date, plus (ii) all required interest payments due on such Note to and including the Par Call Date (excluding accrued but unpaid interest to the redemption date), computed upon the redemption date using a discount rate equal to the Applicable Treasury Rate at such redemption date plus 35 basis points; over

(b) the outstanding principal amount of such Note; in each case, as calculated by the Issuers or on behalf of the Issuers by such Person as the Issuers shall designate.

“Par Call Date” means January 1, 2031.

On or after the Par Call Date, the Issuers may redeem the 2031 Notes, in whole or in part, at the Issuers’ option, on at least 10 days’ but not more than 30 days’ prior notice to the registered holders thereof at a redemption price equal to 100% of the principal amount of such 2031 Notes to be redeemed plus accrued and unpaid interest on the principal amount being redeemed to, but not including, the redemption date (subject to the rights of Holders of the 2031 Notes on a record date to receive the related interest payment on the related interest payment date).

Terms Applicable to the 2051 Notes

Issuers:	Charter Communications Operating, LLC and Charter Communications Operating Capital Corp.
Principal Amount:	$1,400,000,000
Title of Securities:	3.700% Senior Secured Notes due 2051
Final Maturity Date:	April 1, 2051
Coupon:	3.700%
Benchmark Treasury:	2.375% due November 15, 2049
Benchmark Treasury Price and Yield:	123-24; 1.393%
Spread to Benchmark Treasury:	+235 basis points
Yield to Maturity:	3.743%
Issue Price:	99.217%, plus accrued and unpaid interest, if any, from April 17, 2020
Interest Payment Dates:	April 1 and October 1
Record Dates:	March 15 and September 15
First Interest Payment Date:	October 1, 2020
CUSIP Number:	161175 BV5
ISIN Number:	US161175BV50
Optional Redemption:

Prior to the Par Call Date (as defined below), the 2051 Notes will be redeemable, in whole or in part, at the Issuers’ option, at any time or from time to time, on at least 10 days’ but not more than 30 days’ prior notice to each Holder of the 2051 Notes to be redeemed, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium (as defined below) plus accrued but unpaid interest to but excluding the redemption date (subject to the rights of Holders of the 2051 Notes on a record date to receive the related interest payment on the related interest payment date).

“Applicable Premium” means with respect to a Note the greater of (A) 1.0% of the principal amount of such Note and (B) on any redemption date, the excess (to the extent positive) of:

(a) the present value at such redemption date of (i) 100% of the principal amount of such Note on the Par Call Date, plus (ii) all required interest payments due on such Note to and including the Par Call Date (excluding accrued but unpaid interest to the redemption date), computed upon the redemption date using a discount rate equal to the Applicable Treasury Rate at such redemption date plus 40 basis points; over

(b) the outstanding principal amount of such Note; in each case, as calculated by the Issuers or on behalf of the Issuers by such Person as the Issuers shall designate.

“Par Call Date” means October 1, 2050.

On or after the Par Call Date, the Issuers may redeem the 2051 Notes, in whole or in part, at the Issuers’ option, on at least 10 days’ but not more than 30 days’ prior notice to the registered holders thereof at a redemption price equal to 100% of the principal amount of such 2051 Notes to be redeemed plus accrued and unpaid interest on the principal amount being redeemed to, but not including, the redemption date (subject to the rights of Holders of the 2051 Notes on a record date to receive the related interest payment on the related interest payment date).

Terms Applicable to Each Series of Notes
Use of Proceeds:	The Issuers intend to use the net proceeds from this offering to pay related fees and expenses and for general corporate purposes.
Joint Book-Running Managers:

BofA Securities, Inc.

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

Deutsche Bank Securities Inc.

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

Goldman Sachs & Co. LLC

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

RBC Capital Markets, LLC

TD Securities (USA) LLC

Wells Fargo Securities, LLC

Co-Managers:

Barclays Capital Inc.

BNP Paribas Securities Corp.

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

SunTrust Robinson Humphrey, Inc.

Credit Agricole Securities (USA) Inc.

U.S. Bancorp Investments, Inc.

LionTree Advisors LLC

Academy Securities, Inc.

Loop Capital Markets LLC

MFR Securities, Inc.

Samuel A. Ramirez & Company, Inc.

Trade Date:	April 14, 2020
Settlement Date:	April 17, 2020 (T+3) We expect that delivery of the 2031 Notes and 2051 Notes (together, the

 “Notes”) will be made to investors on or about April 17, 2020, which will be the third business day following the date of this Pricing Term Sheet (such settlement cycle being herein referred to as “T+3”).  Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the date that is two business days preceding the settlement date will be required, by virtue of the fact that the Notes initially will settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement.  Purchasers of the Notes who wish to trade the Notes hereunder during such period should consult their advisors.

Distribution:	SEC Registered (Registration No. 333-222241-213)

The Issuers and the guarantors have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents that the Issuers and the guarantors have filed with the SEC for more complete information about the Issuers, the guarantors and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, copies of the preliminary prospectus supplement and accompanying prospectus may be obtained by contacting BofA Securities, Inc., Attention: Prospectus Department, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte NC 28255-0001Telephone: (800) 294-1322 ; E-mail: dg.prospectus_requests@bofa.com, J.P. Morgan Securities LLC, Attn: Investment Grade Syndicate Desk, 383 Madison Avenue, New York, NY 10179; Telephone: (212) 834-4533, or Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014; Telephone: (866) 718-1649, E-mail: prospectus@morganstanley.com.